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                                                                      EXHIBIT 99

NEWS RELEASE

                                                                  [VERIZON LOGO]


FOR IMMEDIATE RELEASE                       CONTACT:
JULY 25, 2002                               PETER THONIS
                                            212-395-2355
                                            peter.thonis@verizon.com


                  VERIZON ANNOUNCES DECISION REGARDING GENUITY


         NEW YORK -- Verizon Communications Inc. (NYSE:VZ) today announced that it has informed eBusiness network service provider Genuity Inc. that it will not reintegrate Genuity into the company. The decision by Verizon followed a detailed review and was based on a variety of factors, including market conditions and Verizon's business needs.

         Verizon said that it intends to continue its commercial relationship with Genuity, including its ongoing five-year purchase commitment. Verizon also said it currently plans to continue using Genuity's Internet-based backbone services, and Verizon will continue to work with Genuity to provide voice-over-IP (Internet protocol) services for businesses. In addition, Verizon will continue to use Genuity services to supplement its network in states where Verizon offers long-distance and Internet services.

         Verizon has exercised its right to convert its current ownership into shares of Class A common stock constituting just under 10 percent of Genuity's capital stock. As a result, Verizon no longer has the right to convert to a controlling position, which would have represented approximately an 80 percent interest. In addition, Verizon will not be obligated to make further loans to Genuity. Verizon said it will be supportive of negotiations that Genuity conducts with its banking group.



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Verizon New Release, page 2


         Verizon said it would discuss the accounting impact of its actions when it announces quarterly earnings on July 31.

         (BACKGROUND: As part of the proposal to the Federal Communications Commission by GTE and Bell Atlantic to approve their merger creating Verizon in July 2000, GTE agreed to sell to the public a 90.5 percent equity interest in Genuity, its wholly owned subsidiary. Genuity was originally known as GTE Internetworking. As part of the restructuring of Genuity's equity just prior to the initial public offering, GTE obtained the right, which could be exercised under certain circumstances, to convert its shares into a controlling position in Genuity.)


         Verizon Communications (NYSE:VZ) is one of the world's leading providers of communications services. Verizon companies are the largest providers of wireline and wireless communications in the United States, with
133.8 million access line equivalents and approximately 29.6 million wireless customers. Verizon is also the largest directory publisher in the world. With more than $67 billion in annual revenues and nearly 248,000 employees, Verizon's global presence extends to more than 40 countries in the Americas, Europe, Asia and the Pacific. For more information on Verizon, visit www.verizon.com.


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